Exhibit 99.1

            February 27, 2015

FOR IMMEDIATE RELEASE

Contact:  Laura Ulbrandt (212) 460-1900

LEUCADIA NATIONAL CORPORATION
ANNOUNCES FOURTH QUARTER 2014 RESULTS

New York, New York, February 27, 2015--Leucadia National Corporation (NYSE: LUK) today announced its financial results for the fourth quarter and year ended December 31, 2014.  Results attributable to Leucadia National Corporation common shareholders were a loss of $9.8 million, or ($.03) per diluted share, for the fourth quarter, and income of $204.3 million, or $.54 per diluted share, for the year ended December 31, 2014.  These consolidated fourth quarter results include a $52.3 million charge, or $41.0 million net of tax, recorded by Jefferies in the fourth quarter for a bad debt provision in respect to a receivable from a Bache customer, OW Bunker.  Our full year results also include $116.6 million of after-tax charges, consisting of losses related to our discontinued Lake Charles clean energy project and costs associated with two lawsuits which we either have settled or have an agreement in place to settle.  Together these charges reduced net income by a total of $157.6 million, or $.42 per diluted share.  These results do not include goodwill impairment charges of $54 million recorded by Jefferies, which have not been reflected in Leucadia consolidated results, due to differences in evaluation requirements under U.S. GAAP.  Jefferies is in the process of finding strategic alternatives for the Bache business and the goodwill charge may be expensed by Leucadia in the first half of 2015 when the potential transaction is consummated.

In addition, the Company announced today that its Board of Directors has declared a quarterly cash dividend equal to $.0625 per Leucadia common share payable on March 27, 2015 to record holders of Leucadia common shares on March 16, 2015.

During the fourth quarter of 2014, Leucadia repurchased 704,806 shares at an average price of $21.55.  Book value per share on December 31, 2014 was $28.03.

During the fourth quarter, we made a number of follow-on investments in some of our existing businesses, purchasing additional shares in Harbinger for $64.5 million, bringing our ownership to about 23%, and investing a further $37.5 million to expand Garcadia’s auto dealerships.  We also invested $78.4 million in Juneau Energy, our subsidiary that leases and develops oil and gas properties in Texas and Oklahoma, bringing our net book value for that investment to $175.8 million.

During January 2015, we invested $300 million in FXCM to rescue the online provider of foreign exchange trading and related services, which had experienced significant losses as a result of the Swiss National Bank scrapping its three-year old peg of 1.20 Swiss francs per euro.  Our investment in FXCM, an industry leader with a $1.5 billion total capitalization the day prior to the Swiss National Bank’s action, is structured as a two-year secured term loan with an initial interest rate of 10% per annum, increasing by 1.5% per annum each quarter for so long as the loan is outstanding.  The term loan is entitled to monthly payments from proceeds received during the immediately preceding calendar month from collections of accounts receivable.  We are also entitled to a deferred financing fee of $10 million, with an additional fee of up to $30 million becoming payable in the event the aggregate principal amount of the term loan outstanding on April 16, 2015 is greater than $250 million.  We have already begun to receive payments and expect to have received back over a quarter of our investment in repayment of principal and fees within three months of closing.  FXCM has also agreed to pay us in cash a percentage of the proceeds received in connection with the sale of assets, any dividend or distribution or the sale or indirect sale of FXCM’s business as follows: 100% until all amounts due under the loan are repaid; 50% of the next $350 million; then 90% of an amount equal to two times the balance outstanding on the term loan as of April 16, 2015 (not to be less than $500 million or more than $680 million); and 60% of all amounts thereafter.

For more information on the Company’s results of operations for the fourth quarter and year ended December 31, 2014, please see the Company’s Form 10-K, which will be filed with the Securities and Exchange Commission today.  In addition, we will post on our website in early March our Annual Shareholders’ Letter, which will include an update on our businesses.

This press release contains “forward looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements include statements about our future and statements that are not historical facts. These forward looking statements are usually preceded by the words “should,” “expect,” “intend,” “may,” “will,” or similar expressions. Forward looking statements may contain expectations regarding revenues, earnings, operations, and other results, and may include statements of future performance, plans, and objectives. Forward looking statements also include statements pertaining to our strategies for future development of our business and products. Forward looking statements represent only our belief regarding future events, many of which by their nature are inherently uncertain. It is possible that the actual results may differ, possibly materially, from the anticipated results indicated in these forward looking statements. Information regarding important factors, including Risk Factors that could cause actual results to differ, perhaps materially, from those in our forward looking statements is contained in reports we file with the SEC. You should read and interpret any forward looking statement together with reports we file with the SEC.

SUMMARY FOR LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
(In thousands, except per share amounts)
(Unaudited)

	For the Three Month		For the Year
	Period Ended December 31,		Ended December 31,
	2014	2013	2014	2013

Net revenues	$2,688,355	$2,920,824	$11,486,485	$10,425,746

Net realized securities gains (losses)	$9,491	$(421)	$30,394	$243,957

Income (loss) from continuing operations before income taxes
and income related to associated companies	$(66,181)	$1,294	$242,695	$426,544

Income related to associated companies	54,229	29,481	138,527	119,041

Income (loss) from continuing operations before income taxes	(11,952)	30,775	381,222	545,585

Income tax provision	2,086	29,600	165,971	136,481

Income (loss) from continuing operations	(14,038)	1,175	215,251	409,104

Income (loss) from discontinued operations, including gain (loss)
on disposal, net of taxes	(5,586)	(12,190)	(16,226)	(46,911)

Net income (loss)	(19,624)	(11,015)	199,025	362,193

Net loss attributable to the noncontrolling interest	1,294	64	727	1,162

Net loss attributable to the redeemable noncontrolling
interests	9,582	20,521	8,616	9,282

Preferred stock dividends	(1,015)	(1,016)	(4,062)	(3,397)

Net income (loss) attributable to
Leucadia National Corporation common shareholders	$(9,763)	$8,554	$204,306	$369,240

Basic earnings (loss) per common share attributable to
Leucadia National Corporation common shareholders:
Income (loss) from continuing operations	$(.01)	$.05	$.58	$1.20
Income (loss) from discontinued operations, including
gain (loss) on disposal	(.02)	(.03)	(.04)	(.13)
Net income (loss)	$(.03)	$.02	$.54	$1.07

Number of shares in calculation	373,617	368,146	371,889	339,673

Diluted earnings (loss) per common share attributable to
Leucadia National Corporation common shareholders:
Income (loss) from continuing operations	$(.01)	$.05	$.58	$1.20
Income (loss) from discontinued operations, including
gain (loss) on disposal	(.02)	(.03)	(.04)	(.14)
Net income (loss)	$(.03)	$.02	$.54	$1.06

Number of shares in calculation	373,617	368,262	373,333	347,734